CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of The South Financial Group (formerly named Carolina First Corporation) on Form S-3 (File No. 333-06975) and the registration statements on Forms S-8 (File Nos. 333-67745, 333-83519, 333-96141 and 333-31948), of our report dated February 19,
1999 (except as to the pooling of interests described in Note 2 which date is April 9, 1999), relating to the financial statements, which report appears in Anchor Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1999.

                                           /s/ PricewaterhouseCoopers LLP


Columbia, South Carolina
June 19, 2000